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                    SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO RULE 13d-2(b)

                            (AMENDMENT NO.       )*
                                          ------

                          BREAKAWAY SOLUTIONS, INC.

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                                (Name of Issuer)


                                  COMMON STOCK

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                          (Title of Class of Securities)

                                    106372 10 5

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                                  (CUSIP Number)

                                 OCTOBER 5, 1999

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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /      Rule 13d-1(b)

    / /      Rule 13d-1(c)

   /X/       Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------ ----------                                 -----------------
CUSIP No.    106372 10 5              SCHEDULE 13G            Page 1 of 4 pages
------------------ ----------                                 -----------------


----------- -------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              WILLIAM LOFTUS
----------- -------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /

              NOT APPLICABLE.                                          (b) / /

----------- -------------------------------------------------------------------
     3.       SEC USE ONLY

----------- -------------------------------------------------------------------
     4.       CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES OF AMERICA
----------- -------------------------------------------------------------------

                                5.     SOLE VOTING POWER

                                       927,616
                             --------------------------------------------------
    NUMBER OF
     SHARES                     6.     SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                           1,000
      EACH
    REPORTING                --------------------------------------------------
     PERSON
                                7.     SOLE DISPOSITIVE POWER

                                       927,616
                             --------------------------------------------------

                                8.     SHARED DISPOSITIVE POWER

                                       1,000
---------------------------- --------- ----------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            928,616

----------- -------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                           / /
----------- -------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.3%

----------- -------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*

            IN

----------- -------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!


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------------------ ----------                                 -----------------
CUSIP No.    106372 10 5              SCHEDULE 13G            Page 2 of 4 pages
------------------ ----------                                 -----------------

------------------ ------------------------------------------------------------
ITEM 1(a).         NAME OF ISSUER:

                   BREAKAWAY SOLUTIONS, INC.

------------------ ------------------------------------------------------------
ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   50 ROWES WHARF, 6TH FLOOR, BOSTON, MASSACHUSETTS  02110

------------------ ------------------------------------------------------------
ITEM 2(a).         NAME OF PERSON FILING:

                   WILLIAM LOFTUS

------------------ ------------------------------------------------------------
ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                   BREAKAWAY SOLUTIONS, INC., 6TH FLOOR, BOSTON, MASSACHUSETTS 02110

------------------ ------------------------------------------------------------
ITEM 2(c).         CITIZENSHIP:

                   UNITED STATES OF AMERICA

------------------ ------------------------------------------------------------
ITEM 2(d).         TITLE OF CLASS OF SECURITIES:

                   COMMON STOCK

------------------ ------------------------------------------------------------
ITEM 2(e).         CUSIP NUMBER:
                   106372 10 5

------------------ ------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
                   NOT APPLICABLE.

    (a) / /  Broker or Dealer registered under Section 15 of the Exchange Act.

    (b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) / /  Insurance Company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

    (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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------------------ ----------                                 -----------------
CUSIP No.    106372 10 5              SCHEDULE 13G            Page 3 of 4 pages
------------------ ----------                                 -----------------


------------------ ------------------------------------------------------------

ITEM 4.            OWNERSHIP

                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                   (a)    Amount beneficially owned:            928,616
                                                      -----------------------

                   (b)    Percent of Class:       5.3%

                                                      -------------------------

                   (c)   Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote
                                927,616
                                -----------------------------------------

                         (ii)   Shared power to vote or to direct the vote
                                1,000
                                -----------------------------------------
                         (iii) Sole power to dispose or direct the disposition of 927,616
                                -----------------------------------------

                         (iv)   Shared power to dispose or direct the
                                disposition of 1,000
                                 -----------------------------------------

------------------ ------ -------- --------------------------------------------
ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /. NOT APPLICABLE.

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ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

NOT APPLICABLE.

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ITEM 7.            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

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ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE.

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ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE.

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ITEM 10.        CERTIFICATIONS.

NOT APPLICABLE.

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------------------ ----------                                 -----------------
CUSIP No.    106372 10 5              SCHEDULE 13G            Page 4 of 4 pages
------------------ ----------                                 -----------------

                                       SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   2/14/00
                                       ----------------------------------------
                                                    (DATE)


                                             /S/ WILLIAM LOFTUS
                                       ----------------------------------------
                                                  (SIGNATURE)

                                                WILLIAM LOFTUS
                                       ----------------------------------------
                                                  (NAME/TITLE)